EXHIBIT 3.1i

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS OF

SERIES G PREFERRED STOCK,

$0.001 PAR VALUE PER SHARE

PureSafe Water Systems, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

FIRST:

That the Board of Directors of the Corporation (the "Board") on July 1, 2015, in accordance with the provisions of its Certificate of Incorporation (as it may be amended and restated through the date hereof, the "Certificate of Incorporation") and by-laws, amended the Certificate of Designations for the Corporation's previously-authorized Series G Preferred Stock as set forth in the following resolution:

WHEREAS, all outstanding shares of Series G Preferred Stock have been returned to the Corporation for no consideration by the holder thereof, and no shares of the Series G Preferred Stock remain outstanding, this Board of Directors has determined that no shares of the Series G Preferred Stock will be issued pursuant to the Certificate of Designations previously filed with respect to the Series G Preferred Stock;

NOW, THEREFORE, BE IT

RESOLVED, that this Board of Directors hereby approves the filing with the Secretary of State of Delaware of a certificate setting forth this resolution of this Board of Directors that none of the authorized shares of the Series G Preferred Stock are outstanding and none will be issued subject to the Certificate of Designations previously filed with respect to the Series G Preferred Stock, which, when filed with the Secretary of State of Delaware, shall have the effect of eliminating from the Corporation’s certificate of incorporation all matters set forth in the previously filed Certificate of Designations for the Series G Preferred Stock.

SECOND:

The number of shares of Series G Preferred Stock authorized as to which the above resolution applies is all of the fifty-one (51) authorized shares of the Series G Preferred Stock.

THIRD:

That the above resolution of the Corporation’s Board was duly adopted by unanimous written consent of the Board on July 1, 2015 in accordance with the provisions of Section 141(f) of the Delaware General Corporation Law.

IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed this 8th day of July, 2015.

PURESAFE WATER SYSTEMS, INC.

By:     /s/ Leslie Kessler

Title: Chief Executive 0fficer